Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-228203) and related Prospectus of CytomX Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts and units, of our report dated March 7, 2018, with respect to the financial statements of CytomX Therapeutics, Inc. as of and for the year ended December 31, 2017 included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young

Redwood City, California

February 6, 2019